Exhibit 23

                       Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-6 (the "Registration Statement") of our report dated March 31, 2003, relating to the financial statements of the Prudential Variable Appreciable Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 11, 2003, relating to the consolidated financial statements of The Prudential Insurance Company of America and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
April 25, 2003


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